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                                                                    EXHIBIT 99.1


          YES! ENTERTAINMENT CORPORATION ANNOUNCES PRIVATE PLACEMENT
              OF CONVERTIBLE SUBORDINATED DEBENTURES AND WARRANTS

     PLEASANTON, CALIFORNIA, FEBRUARY 10, 1997 -- YES! ENTERTAINMENT CORPORATION (Nasdaq NM Symbol: YESS) today announced that it has successfully completed a private placement of 5% convertible subordinated debentures and 300,000 warrants from which it has received gross proceeds of $10,000,000. The debentures are convertible into common stock at variable prices depending on market conditions, and the warrants are exercisable for Common Stock at $7.58 per share.

     The direct investment was made with funds advised by Brown Simpson LLC, a New York based fund advisory and capital management firm. Pennsylvania Merchant Group acted as placement agent for the company.

     The company plans to use the net proceeds from the direct investment for working capital and general corporate purposes.

     The direct investment of the debentures and warrants has not been registered under the Securities of Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or available exemptions from registrations. However, the company is obligated to file a registration statement for the sale of the Common Stock underlying the debentures and the warrants.

     Sol Kershner, chief financial officer, noted, "The proceeds from the private placement, combined with our existing bank line as well as internally generated cash flow, are expected to satisfy the company's working capital requirements for 1997."

     YES! Entertainment Corporation develops, manufactures and markets toys and other entertainment products, including a variety of interactive and educational products. YES! uses innovative technology to design products that are fun for children and build on their natural creativity.

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